EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-123124), Form S-8 (No. 333-141495), Form S-8 (No. 333-158677), Form S-3 (No. 333-142779), Form S-3 (No. 333-142884), Form S-3 (No. 333-151330), Form S-3 (No. 333-155392), and Form S-3 (No. 333-159649) of Raser Technologies, Inc. and subsidiaries of our report, dated March 17, 2010, related to our audits of the consolidated financial statements, and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Raser Technologies, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ HEIN & ASSOCIATES LLP.

Denver, Colorado

March 17, 2010